UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  October 15, 2010 (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                  (State or other jurisdiction                         (Commission File      IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-629-2340
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 8.01 Other Events

Hiland Terrace Corp. ("HTC") is a Pennsylvania corporation that purchased a small motel and business complex in Western Pennsylvania along with 1.6 acres of land.  Although completely independent from Accredited Business Consolidators Corp., the property houses certain businesses that we rely upon in the normal course of business.  In late 2009, AccreditedBiz learned of the purchase of the land by HTC.  We entered into an agreement with HTC to purchase slightly less than 10% of its outstanding stock.  In connection with the purchase of stock, we agreed to provide business consulting services to HTC.

The Company's officers also made loans from their personal accounts to HTC.

AccreditedBiz' consultations with HTC included a suggestion that management take HTC public through a registration statement filed with the Securities and Exchange Commission.  AccreditedBiz believed that, with the proper registration statement, HTC could raise between $250,000 to $1,000,000 for the purpose of paying off $90,000 in back property taxes, paying off a $50,000 mortgage, installing between 10 and 15 new rooms, and building an additional business outlet on the premises.

After HTC failed to provide the necessary documentation to allow AccreditedBiz to assist it with its plan to file a registration statement, it was determined that the Company was substantially at risk of losing its property due to a failure or refusal to restructure its debt.  As a result, persons affiliated with AccreditedBiz filed an involuntary petition for bankruptcy asking the United States Bankruptcy Court for the Eastern District of Pennsylvania to take control of HTC and place its assets under the supervision of a trustee.

On September 15, 2010, the bankruptcy court granted the petition and placed HTC under protection.

However, in the interim, an agreement between management of HTC and AccreditedBiz took place wherein the Company and/or its subsidiaries would provide additional financing to HTC to pay prior valid debts.  In return, AccreditedBiz and/or its affiliates would receive a mortgage note and an option to purchase or acquire additional capital stock in HTC.

Therefore, subject to the tentative arrangement, a motion was filed with the bankruptcy court to vacate the order placing HTC into bankruptcy and to dismiss the proceedings.  On October 5, 2010, the bankruptcy court granted the motion to dismiss and vacated the order that resulted in HTC's bankruptcy.

As the agreements are finalized, an additional filing will be made.  AccreditedBiz is confident that HTC will comply with the agreements and provide the necessary documentation and eventually file its registration statement with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   October 15, 2010

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Andy William
Andy William
Vice President

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